Exhibit 99.1

For media	For investors
Jayme Rubenstein	Amy Wakeham
+1 858.836.6798	+1 858.836.5000
news@resmed.com	investorrelations@resmed.com

ResMed Promotes Lucile Blaise to President, Sleep & Respiratory Care

-	Blaise is a medtech industry thought leader with over 25 years’ experience

-	A board member of MedTech Europe since 2020; President of the Snitem, France’s premier medtech association

-	Promotion effective July 1

SAN DIEGO, June 28, 2022 – ResMed (NYSE: RMD, ASX: RMD) today announced the promotion of Lucile Blaise to President of Sleep & Respiratory Care, effective July 1, 2022.

Blaise, currently ResMed’s Vice President of Sleep & Respiratory Care for Western Europe, is a medtech industry thought leader with over 25 years’ experience in medical device sales, marketing, finance, and business development. With ResMed since 2006, she has led her team’s efforts with industry and public partners to establish payer market access and reimbursements for digital health telemonitoring in France and Belgium, is an outspoken advocate for real-world evidence and applying it to value-based healthcare systems. Blaise is also dedicated to maintaining patient data privacy and security, as ResMed and other healthcare leaders liberate data and unlock value for patients, physicians, and providers, to lower costs and improve health outcomes.

Blaise has served for 6 years on the board of Snitem, France’s premier medtech association, and was elected its president in June 2022. She has also served on the board of MedTech Europe since 2020.

“I’m thrilled that Lucile – one of Europe’s leading champions of digital health innovation and adoption, as well as data privacy and security – has accepted this promotion to lead ResMed’s global Sleep & Respiratory Care business,” said ResMed CEO Mick Farrell. “Throughout her 16 years at ResMed and over 25 years in the medtech industry, Lucile has been a key player in improving chronic disease treatment for millions of people with sleep apnea and respiratory insufficiency, as well as supporting physicians, providers, and healthcare systems across Europe, and beyond, through evidence-based decision making. Lucile is committed to collaboration across the company, and the industry, and always places the needs of the patient first. She exemplifies the deep bench of innovative, accomplished leaders across ResMed, bringing in-depth market knowledge, customer insight, and commercial skills to our CEO operations leadership team, as together we continue to transform our business and the market through digital health.”

About ResMed

At ResMed (NYSE: RMD, ASX: RMD) we pioneer innovative solutions that treat and keep people out of the hospital, empowering them to live healthier, higher-quality lives. Our digital health technologies and cloud-connected medical devices transform care for people with sleep apnea, COPD, and other chronic diseases. Our comprehensive out-of-hospital software platforms support the professionals and caregivers who help people stay healthy in the home or care setting of their choice. By enabling better care, we improve quality of life, reduce the impact of chronic disease, and lower costs for consumers and healthcare systems in more than 140 countries. To learn more, visit ResMed.com and follow @ResMed

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